                                  Exhibit 2.2

                   PURCHASE OF MEMBERSHIP INTERESTS AGREEMENT

                                     AMONG

                                U S LIQUIDS INC.

                                      AND

                      RE-CLAIM ENVIRONMENTAL LOUISIANA LLC

                                      AND

               JOHN E. TUMA AND REYNCOR INDUSTRIAL ALCOHOL, INC.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

1.  DELIVERY OF MEMBERSHIP INTERESTS . . . . . . . . . . . . . . . . . . . . .1
    1.1   DELIVERY OF MEMBERSHIP INTERESTS. . . . . . . . . . . . . . . . . . 1
    1.2   DELIVERY OF MEMBERSHIP INTERESTS. . . . . . . . . . . . . . . . . . 2

2.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
    2.1   PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    2.2   AGREED VALUE OF PARENT STOCK. . . . . . . . . . . . . . . . . . . . 2
    2.3   ASSUMPTION OF DEBT. . . . . . . . . . . . . . . . . . . . . . . . . 2
    2.4   ADJUSTMENT TO PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . 3
    2.5   DEFERRED ADDITIONAL CONSIDERATION . . . . . . . . . . . . . . . . . 4

3.  TITLE ASSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
    3.1   OWNERS TITLE POLICY. . . . . . . . . . . . . . . . . . . . . . . . .7
    3.2   PERMITTED ENCUMBRANCES . . . . . . . . . . . . . . . . . . . . . . .7
    3.3   SURVEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

4.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

5.  REPRESENTATIONS AND WARRANTIES OF MEMBERS AND COMPANY. . . . . . . . . . .8
    5.1   ORGANIZATION; AUTHORITY. . . . . . . . . . . . . . . . . . . . . . .9
    5.2   OWNERSHIP OF MEMBERSHIP INTERESTS; ABSENCE OF ADVERSE CLAIMS . . . .9
    5.3   CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    5.4   PREDECESSOR ENTITIES; TRADE NAMES. . . . . . . . . . . . . . . . . 10
    5.5   NO SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    5.6   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . 11
    5.7   NON-BALANCE SHEET LIABILITIES. . . . . . . . . . . . . . . . . . . 12
    5.8   ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . . 12
    5.9   PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS. . . . . . . . . . . . 13
    5.10  REAL PROPERTY; REPORTING . . . . . . . . . . . . . . . . . . . . . 14
    5.11  PERSONAL PROPERTY; NEW PROJECTS. . . . . . . . . . . . . . . . . . 16
    5.12  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    5.13  INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . . . . . 18
    5.14  OFFICERS AND EMPLOYEES; COMPENSATION . . . . . . . . . . . . . . . 18
    5.15  EMPLOYEE PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    5.16  COMPLIANCE WITH ERISA. . . . . . . . . . . . . . . . . . . . . . . 18
    5.17  COMPLIANCE WITH LAW; NO CONFLICTS. . . . . . . . . . . . . . . . . 20
    5.18  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    5.19  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    5.20  ABSENCE OF PRICE RENEGOTIATION CONTRACTS . . . . . . . . . . . . . 21
    5.21  CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE . . . . . . . . . . . 21
    5.22  BANK ACCOUNTS; DEPOSITORIES. . . . . . . . . . . . . . . . . . . . 23
    5.23  HAZARDOUS MATERIALS. . . . . . . . . . . . . . . . . . . . . . . . 23
    5.24  STORAGE TANKS. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    5.25  ABSENCE OF CERTAIN BUSINESS PRACTICES. . . . . . . . . . . . . . . 25
    5.26  COMPLETE DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . 25

6.  REPRESENTATIONS AND WARRANTIES OF PARENT.. . . . . . . . . . . . . . . . 25
    6.1   CORPORATE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . 26
    6.2   PARENT STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    6.3   CORPORATE AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . 26
    6.4   NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

    6.5   BINDING AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.6   SEC FILINGS AND FINANCIAL INFORMATION. . . . . . . . . . . . . . . 27
    6.7   FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 27
    6.8   TAXATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

7.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.1   ACCESS TO LAND AND RECORDS . . . . . . . . . . . . . . . . . . . . 28
    7.2   COMPANY ACTIVITIES PRIOR TO CLOSING. . . . . . . . . . . . . . . . 28
    7.3   PROHIBITED ACTIVITIES PRIOR TO CLOSING . . . . . . . . . . . . . . 29
    7.4   CONTACT WITH GOVERNMENT OFFICIALS. . . . . . . . . . . . . . . . . 30

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MEMBERS . . . . . . . 30
    8.1   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . 31
    8.2   CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    8.3   NO ADVERSE PROCEEDING. . . . . . . . . . . . . . . . . . . . . . . 31
    8.4   NONCOMPETITION AGREEMENT . . . . . . . . . . . . . . . . . . . . . 31
    8.5   TEXLINE NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    8.6   NEW REAL ESTATE LEASE. . . . . . . . . . . . . . . . . . . . . . . 31
    8.7   ANCILLARY DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . 31
    8.8   CERTAIN PERSONALTY . . . . . . . . . . . . . . . . . . . . . . . . 32
    8.9   RULE 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT. . . . . . . . . . . . . . 32
    9.1   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . 32
    9.2   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.3   NO ADVERSE PROCEEDING. . . . . . . . . . . . . . . . . . . . . . . 33
    9.4   GENERAL RELEASE. . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.5   CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.6   RESIGNATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.7   GOOD STANDING CERTIFICATES . . . . . . . . . . . . . . . . . . . . 33
    9.8   UPDATED AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.9   NONCOMPETITION AGREEMENT . . . . . . . . . . . . . . . . . . . . . 34
    9.10  TERMINATION OF EXISTING LEASE. . . . . . . . . . . . . . . . . . . 34
    9.11  REAL ESTATE LEASE. . . . . . . . . . . . . . . . . . . . . . . . . 34
    9.12  ASSIGNMENT OF MEMBERSHIP INTERESTS . . . . . . . . . . . . . . . . 34
    9.13  ENVIRONMENTAL REVIEW . . . . . . . . . . . . . . . . . . . . . . . 34
    9.14  TRANSFERABILITY OF PERMITS . . . . . . . . . . . . . . . . . . . . 34
    9.15  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

10. ADDITIONAL COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.1  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    10.2  POST CLOSING BALANCE SHEET . . . . . . . . . . . . . . . . . . . . 35
    10.3  CLOSING DATE ACTIONS . . . . . . . . . . . . . . . . . . . . . . . 36
    10.4  TRADE PAYABLES . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    10.5  RELEASE OF PERSONAL GUARANTIES . . . . . . . . . . . . . . . . . . 36
    10.6  HAZARDOUS MATERIALS EXPANSION. . . . . . . . . . . . . . . . . . . 36
    10.7  TUMA PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . 37
    10.8  FURTHER ASSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . 37
    10.9  TRANSITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    10.10 SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

11.  FEDERAL SECURITIES ACT RESTRICTIONS ON STOCK. . . . . . . . . . . . . . 38
    11.1  REGISTERED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . 38
    11.2  GENERAL LEGEND . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    11.3  COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . . . . . . 38

12. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    12.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . 38
    12.2  LIMITATION ON LIABILITY. . . . . . . . . . . . . . . . . . . . . . 39
    12.3  INDEMNIFICATION BY MEMBERS . . . . . . . . . . . . . . . . . . . . 39
    12.4  INDEMNIFICATION BY PARENT. . . . . . . . . . . . . . . . . . . . . 40
    12.5  PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS . 40

13. TERMINATION OF AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . 43
    13.1  TERMINATION BY BUYER . . . . . . . . . . . . . . . . . . . . . . . 43
    13.2  TERMINATION BY MEMBERS . . . . . . . . . . . . . . . . . . . . . . 43
    13.3  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . 43
    14.1  NONDISCLOSURE BY MEMBERS . . . . . . . . . . . . . . . . . . . . . 43
    14.2  NONDISCLOSURE BY PARENT. . . . . . . . . . . . . . . . . . . . . . 44

15. GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    15.1  ASSIGNMENT; BINDING EFFECT; AMENDMENT. . . . . . . . . . . . . . . 45
    15.2  ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . 45
    15.3  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    15.4  NO BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    15.5  EXPENSES OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . 46
    15.6  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    15.7  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    15.8  APPOINTMENT OF AGENT . . . . . . . . . . . . . . . . . . . . . . . 48
    15.9  NO WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    15.10 TIME OF THE ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . 48
    15.11 CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    15.12 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    15.13 CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    15.14 STANDSTILL AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 49
    15.15 PERIODIC REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . 49

                   PURCHASE OF MEMBERSHIP INTERESTS AGREEMENT

    THIS PURCHASE OF MEMBERSHIP INTERESTS AGREEMENT (the "Agreement") is executed and delivered as of September 30, 1997, among U S LIQUIDS INC., a Delaware corporation ("Buyer" or "Parent"); RE-CLAIM ENVIRONMENTAL LOUISIANA LLC, a Louisiana limited liability company ("Company"); and JOHN E. TUMA and REYNCOR INDUSTRIAL ALCOHOL, INC., a Louisiana corporation, the sole members of Company ("Members");

                              W I T N E S S E T H:

    WHEREAS, Company operates a non-hazardous commercial liquids waste processing and treatment facility in the Shreveport, Louisiana area (the "Business");

    WHEREAS, as part of the Business, Company leases certain real property located in Shreveport, Louisiana and more fully described on Exhibit A, attached hereto and made a part hereof (the "Land"), and operates thereon a fully permitted facility for the treatment and processing of non-hazardous commercial liquid waste (the "Facility");

    WHEREAS, Members own all of the membership interests of Company;

    WHEREAS, Buyer desires to acquire all of the membership interests of Company from Members and Members desire to sell such interests to Buyer as set forth herein;

    NOW, THEREFORE, in consideration of Ten Dollars ($10) in hand paid, the premises and of the mutual agreements, representations, warranties and obligations herein contained, the parties hereby agree as follows:

1.  DELIVERY OF MEMBERSHIP INTERESTS.

    1.1 DELIVERY OF MEMBERSHIP INTERESTS. Upon the terms and subject to the conditions set forth in this Agreement, Members shall, at the Closing (hereinafter defined), sell, assign, transfer and deliver to Buyer all of such Members' membership interests in Company as set forth on Annex I attached hereto and made a part hereof (the "Membership Interests"), which Membership Interests represent 100% of the interests of all Members of

Company. Members shall transfer the Membership Interests to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, "Adverse Claims").

    1.2  DELIVERY OF MEMBERSHIP INTERESTS.  Members (and the spouse of John
E. Tuma) shall deliver at Closing an assignment of their Membership Interests in form and substance satisfactory to Buyer (the "Assignment of Membership Interests"). Further, Members, at their sole expense, agree to cure (both before and after Closing) any deficiencies with respect to the assignment of the Membership Interests or other documents of conveyance with respect to the Membership Interests.

2.  PURCHASE PRICE.

    2.1 PURCHASE PRICE. Subject to Sections 2.3 and 2.4 below, in consideration of the sale to Buyer in accordance with this Agreement of the Membership Interests, Buyer shall pay to Members at Closing the aggregate sum of $2,510,000 in immediately available funds. Buyer shall also pay the sums set forth in Section 2.5 if, as and when they become due in accordance with such Section. The shares of Parent Stock to be issued and distributed pursuant to Section 2.5 below shall be determined pursuant to Section 2.2.
All of the consideration set forth in this Article 2 shall be allocated among the Members in accordance with Annex I attached hereto and made a part hereof.

    2.2 AGREED VALUE OF PARENT STOCK. For purposes of this Agreement, the "Agreed Value" per share of Parent Stock shall be the average of the closing prices of a share of the common stock of Parent, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for the five trading days immediately preceding the five trading days immediately prior to the date the payment is due.

    2.3 ASSUMPTION OF DEBT. In addition to the other consideration payable pursuant to this Article 2, Parent shall pay:

        (a) to Texline Gas Company a portion of the outstanding balance existing on the Closing Date of the promissory notes from John E. Tuma to Texline Gas Company dated October 21, 1996, and in the original principal amount of $250,000, of which Buyer shall pay $156,131 on the Closing Date; and

        (b) the actual debt of Company consisting of(i) the outstanding balance on the Wells Fargo debt in the amount of $65,770; and (ii)the Metro Bank debt in the amount of $8,097 (collectively, the "Assumed Debt"). Attached hereto as Schedule 2.3 is a listing of all Assumed Debt and evidence establishing the Assumed Debt. Buyer agrees to pay all Assumed Debt as promptly after the Closing Date as possible, but in no event later than 10 days after the Closing Date and to indemnify, defend and hold harmless Members from all Assumed Debt in accordance with Article 12 hereof during the time period prior to payment. Buyer agrees that all lease debt (including lease end buy-out payments) are specifically excluded from the Assumed Debt, but will remain the obligation of Company after Closing and Parent shall indemnify, defend and hold harmless Members in accordance with
    Article 12 from same.

    2.4 ADJUSTMENT TO PURCHASE PRICE. The parties agree that the purchase price was determined as if the net working capital of Company was going to be -$140,000 at the close of business on the Closing Date. Accordingly, the parties agree that the purchase price set forth in this Article 2 shall be adjusted (up or down) on the Adjustment Date (as defined in Section 10.2) to reflect the actual net working capital of Company on the Closing Date (the "Actual Net Working Capital"), as shown on the balance sheet to be prepared in accordance with Section 10.2 hereof. If the Actual Net Working Capital of Company so reflected is greater than -$140,000 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be increased dollar for dollar for each dollar the Actual Net Working Capital exceeds -$140,000 on the Closing Date. If the Actual Net Working Capital of Company so reflected is less than -$140,000 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be decreased dollar for dollar for each
dollar  the  Actual Net  Working  Capital falls below    -$140,000 on the
Closing Date. For purposes of this Agreement, Actual Net Working Capital shall mean the aggregate current assets of Company on the Closing Date minus the aggregate of all current liabilities (excluding leases and any lease buy out penalties or fees) of Company on the Closing Date (not including the Assumed Debt or any lease debt), calculated in accordance with generally accepted accounting principles ("GAAP"). In computing the adjustment amounts provided for in this Section, the party owing payment to the other pursuant to this Section shall make such payment in shares of Parent Stock having a value equal to the amount owed calculated in accordance with Section 2.2.

    In order to facilitate the contemplated adjustment to purchase price on the Adjustment Date, between the date hereof and the Closing Date the parties will prepare and agree upon an estimated net working capital balance for Company as of August 31, 1997 (the "Estimated Working Capital") which shall be an adjustment to the Purchase Price on the Closing Date to be attached as Exhibit B and will thereafter calculate the Actual Net Working Capital consistent therewith.

    In the event of a dispute between the parties as to the Actual Net Working Capital, the parties will have 30 days to resolve the dispute among themselves. If the parties have not resolved such dispute within such 30-day period, then the parties shall select an arbitrator who shall decide the dispute within 30 days after being selected. If the parties cannot agree on an arbitrator, then Buyer and Members (as a group) shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualification. All costs of the arbitration shall be split equally between Buyer and Members (as a group).

        2.5 DEFERRED ADDITIONAL CONSIDERATION. (a) In addition to the consideration payable pursuant to Section 2.1 above, Buyer shall pay to Members additional consideration for the sale of the Membership Interests, if, as and when the operations of Company after closing generate a certain amount of earnings before taxes (as defined below) ("Pre-Tax Earnings") as set forth below. Buyer would pay to Members:

            (i) (A)  an aggregate of $500,000 (subject to clause [e] below) if
                Pre-Tax Earnings exceeds $1,350,000 during any of calendar years 1998, 1999 or 2000; and

                (B) an aggregate of $4,000,000 if Pre-Tax Earnings exceeds $4,500,000 during any of calendar years 1998, 1999 or 2000;

           (ii) (A) an aggregate of $6,000,000 if Pre-Tax Earnings exceeds $7,300,000 during any of calendar years 1999, 2000 or 2001; and

                (B) an aggregate of $4,800,000 if Pre-Tax Earnings exceeds $11,000,000 during any of calendar years 1999, 2000 or 2001;

          (iii) (A) an aggregate of $5,400,000 if Pre-Tax Earnings exceeds $13,000,000 during any of calendar years 2000, 2001 or 2002; and

                (B) an aggregate of $5,800,000 if Pre-Tax Earnings exceeds $15,000,000 during any of calendar years 2000, 2001 or 2002.

    (b) Pre-Tax Earnings will be calculated on an annual basis within 60 days after the end of each applicable calendar year and any payments owed to Members shall be paid on March 31st (or the next business day if March 31st is not a business day) after the end of each applicable calendar year. Payment shall be made in either (i) cash; (ii) shares of the common stock, $.01 par value, of Parent (the "Parent Stock") having an Agreed Value (calculated in accordance with Section 2.2) equal to the amount of the required payment; or (iii) any combination of cash and Parent Stock, at the option of Buyer. All Parent Stock will comply with the requirements of
Section 6.2 hereof.

    (c) For purposes of this Agreement, "Pre-Tax Earnings" shall mean the gross revenues of Company calculated in accordance with generally accepted accounting principles ("GAAP") minus (i) all costs incurred in operating the Business (including, without limitation, all payroll costs, equipment operating costs, insurance costs, maintenance costs, legal, accounting and other professional fees, all depreciation, depletion and amortization expenses, all selling, general and administrative costs, interest and all other operating expenses); (ii) all taxes on operations such as franchise taxes, real and personal property taxes, use taxes and sales taxes (but specifically excluding all federal, state (if any) and local income taxes); (iii) reasonable reserves for financial assurance, closure and post closure costs and doubtful accounts; and (iv) 1% of such gross revenues constituting a charge for corporate overhead. All of the foregoing shall be determined by Company's regular independent accounting firm.

    (d) Buyer and Members agree that the payments set forth in Section 2.5(a) above must be earned in order (if at all) and that payment from only one category (i.e., Section 2.5(a)(i), (ii) or (iii)) shall be owed for any one calendar year. Consequently, no payments set forth in Section 2.5(a)(ii) or
(iii) shall be owed until payment under Section 2.5(a)(i) has been earned and paid. Similarly, no payment set forth in Section 2.5(a) (iii) shall be owed until payments under both Section 2.5(1) (i) and (ii) have been earned and paid. For purposes of example only, if Pre-Tax Earnings is $7,400,000 in 1998, then Buyer will owe Members a total of $4,500,000. If Pre-Tax Earnings is again $7,400,000 in 1999, then Buyer will owe Members a total of $6,000,000 for that year. However, (continuing the original example) if Pre-Tax Earnings is less than $7,300,000 in 1999, then Buyer will owe nothing to Members for that year.

    (e) If, as and when the amounts set forth in Section 2.5(a)(i)(A) become payable to Members, Parent and Members agree that Parent shall pay directly to Texline Gas Company the then remaining outstanding balance (together with accrued but unpaid interest) of the promissory note to Texline in the original principal amount of $147,101.05 of even date herewith out of the proceeds otherwise payable to Members pursuant to (i)(A). Parent agrees that if such amounts have not yet become payable by December 31, 2000, then Parent shall pay (and hereby unconditionally guarantees payment of) the then remaining outstanding balance (together with accrued but unpaid interest) to Texline Gas Company.

3.  TITLE ASSURANCE.

    3.1 OWNERS TITLE POLICY. On the Closing Date, Members shall furnish to Buyer (at Buyer's sole cost) an extended coverage leasehold policy of title insurance from Stewart Title Insurance Company (the "Title Company") in the amount of $8,640,000 and satisfactory to Buyer, insuring leasehold title to the Land to be in Buyer subject only to the exceptions permitted by Section
3.2 hereof (the "Title Policy"). Prior to the Closing, Members shall deliver to Buyer a preliminary title commitment in respect of the Land, together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, Members.

    3.2 PERMITTED ENCUMBRANCES. The Title Policy shall insure Buyer's interest in the Land to be free and clear of all encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect its use of the Land for its current uses after Closing; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; (iii) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer; and (iv) the rights of the landlord under the Real Estate Lease (hereinafter defined). Buyer shall pay all of the costs associated with the delivery of the Title Policy to Buyer.

    3.3 SURVEY. Members shall obtain for Buyer's use and for the use of the Title Company in connection with the issuance of the Title Policy a current and complete survey of the Land, made on the ground by a competent registered surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, and easements now existing;

(c) the number of acres in the Land; (d) the location of any buildings, fences or other improvements which encroach on the Land; (e) the location of any improvements on the Land which encroach on any neighboring property or on any property which is subject to any easement or right-of-way; (f) all building lines established in respect of the Land; and (g) all public access to the Land, and representing that the boundaries of the Land are contiguous with the boundaries of all adjoining parcels (the "Survey"). Prior to the Closing, a copy of the Survey complying with the above requirements shall be delivered to Buyer and the Title Company, together with certification to each entity by the surveyor, which certification complies with American Land Title Association guidelines, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy. Company shall pay all of the costs of the Survey, which cost shall be considered as an additional current liability subject to Section 2.4 above.

4. CLOSING. Unless the parties agree otherwise, the closing of the within contemplated transaction (the "Closing") shall take place on the date that is within five business days after the completion, satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9. The Closing shall take place at a location mutually agreeable to Buyer and Members. The date on which the Closing occurs shall be referred to as the "Closing Date."

5. REPRESENTATIONS AND WARRANTIES OF MEMBERS AND COMPANY. Company, as to the time period before Closing only, and each Member, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5 except as set forth in the schedules to the subsections of this Section 5 delivered by Members to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Article 12 hereof. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

    Wherever a representation or warranty herein is qualified as having been made "to the best of Members' knowledge", such phrase shall mean the knowledge of any Member, after reasonable inquiry.

    5.1  ORGANIZATION; AUTHORITY.

        (i) Company is a Louisiana limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and is now and has been at all times since its creation, duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business. Copies of Company's [Certificate of Formation] (certified by the Secretary of State of Louisiana and Operating Agreement (certified by the Secretary of Company), each as amended, are attached hereto as Schedule 5.1(i).

        (ii) Company has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action of Company necessary to approve the sale of the Membership Interests has been taken, including member approvals, if necessary.

       (iii) Each Member is competent and under no legal restraint or duress and has the full legal right and capacity to enter into and perform his obligations under this Agreement.

    5.2 OWNERSHIP OF MEMBERSHIP INTERESTS; ABSENCE OF ADVERSE CLAIMS. All of the interests of members in the Company are owned of record and beneficially by Members as set forth on Annex I and are free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer whatsoever (collectively, "Adverse Claims"). This Agreement is the valid and binding obligation of Company and Members, enforceable against each of them in accordance with its terms.

    5.3 CAPITALIZATION. Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable. The records of Company provided by Members and Company to Buyer correctly set forth all issuances, acquisitions and retirements of Membership Interests since the inception of Company. Company has never acquired any treasury stock. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any equity interests or otherwise relate to the sale or transfer by Company of any equity interests of Company (whether debt or equity). In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity interests or any interests therein or to pay any dividend or make any distribution in respect thereof. Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.

    5.4 PREDECESSOR ENTITIES; TRADE NAMES. Except as set forth on Schedule 5.4, Company has never directly or indirectly participated in any manner in any joint venture, partnership or other noncorporate entity. Company was formed solely to operate the Business and has never conducted any other business or activity. Also set forth on Schedule 5.4 is a list of the names of all predecessors of Company, all prior corporate names of

Company, and all trade names and "doing business as" names of Company, including the names of all entities substantially all of the assets of which were previously acquired by Company.

    5.5 NO SUBSIDIARIES. Company has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity other than those of Company, except as may be disclosed on Schedule 5.4.

    5.6 FINANCIAL STATEMENTS. Attached as Schedule 5.6 are copies of the following financial statements of Company (together, the "Financial Statements"):

        (a) Company's balance sheet as of December 31, 1996, and a statement of income, cash flow and retained earnings for the year then ended;

        (b) Company's balance sheet as of June 30, 1997, and a statement of income for the quarter then ended;

        (c) Company's monthly interim balance sheets and statements of income commencing for the month ended July 31, 1997, and continuing for each month end until the end of the month immediately preceding the month in which the Closing Date occurs; and

        (d) Company's balance sheet and income statement as of August 31, 1997 (the "Balance Sheet Date"), prepared and audited by Arthur Andersen.

    Except as set forth on Schedule 5.6, each of the Financial Statements described in (d) above (including all footnotes thereto) has been prepared, to the best of Stockholders' knowledge, in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the Financial Statements (including all footnotes thereto) is true, complete and correct in all material respects. Each of the balance sheets presents fairly the financial condition of Company as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of Company for the period indicated thereon. To the best of Stockholders' knowledge, the Financial Statement described in (d) above includes all footnotes required by GAAP, each such footnote is complete and accurate, and contains all information required by GAAP to be contained therein. To the best of Stockholders' knowledge, all reserves for contingent risks have been estimated in accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. Since its inception Company has not (a) made any material change in its accounting policies or (b) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of Company (which books and records are materially correct and complete).

    5.7 NON-BALANCE SHEET LIABILITIES. Attached hereto as Schedule 5.7 is a complete and accurate list as of the date hereof of all liabilities and obligations of Company, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting (whether or not incurred in the ordinary course of business) of any kind, character and description, accrued or unaccrued, absolute or contingent, secured or unsecured, liquidated or unliquidated, due or to become due, together with, in the case of those liabilities and other obligations the amounts of which are not fixed, a reasonable best estimate of the maximum amount which may be payable. For each liability or obligation for which the amount is not fixed or is contested, Members shall provide the following information:

        (a) a summary description of the liability or other obligation together with the following:

            (1) copies of all relevant documentation relating thereto;

            (2) amounts claimed and any other action or relief sought; and

            (3) name of claimant and all other parties to the claim, suit or proceeding, if any.

        (b) the name of each court or agency before which a claim, suit or proceeding is pending;

        (c) the date such claim, suit or proceeding was instituted;

        (d) a reasonable best estimate by Members of the maximum amount, if any, which is likely to become payable with respect to each such liability or the cost of performance with respect to each such other obligation.

    5.8 ACCOUNTS RECEIVABLE. Attached as Schedule 5.8 is a complete and accurate list of all accounts and notes receivable of Company as of the date hereof, including receivables from and advances to employees and Members and also including all such accounts and notes receivable which are not reflected in the Financial Statements, if any. Also attached as Schedule 5.8 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories. Neither Company nor any Member are guarantying the collectibility of any account or note receivable and no reduction for same shall be taken from any sums otherwise owed to Members.

    5.9 PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS. (i) Attached as Schedule 5.9(i) is a reasonably complete and accurate list and summary description as of the date hereof of all permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company, none of which permits, titles, licenses, franchises and certificates, trademarks, tradenames, patents, patent applications and copyrights, has been claimed to or, to the best of Members' knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.9(i), such permits, titles, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights are adequate for the operation of the Business as presently constituted;

        (ii) Members have, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all notifications from governmental agencies and any other person or entity and any other documents of Company relating to: (a) each actual and threatened violation of Applicable Laws (hereinafter defined) by Company or otherwise relating to the Land and all, if any, claims thereof; (b) the present or past environmental compliance by Company; (c) the present or past environmental condition of the Land; (d) the discharge, leakage, spillage, transport, disposal or release of any material into the environment by Company or otherwise relating to the Land; and (e) land use and access approvals relative to any portion of the Land (collectively, the "Environmental Documents").

    5.10 REAL PROPERTY; REPORTING. (i) Company has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Land and that certain property surrounding the Land as described in Exhibit C (the "Additional Land"). Company currently leases the Land from Reyncor Industrial Alcohol, Inc. pursuant to a valid written lease and by virtue of such lease has good, leasehold title to the Land except as permitted under Article 3 hereof. Except as set forth on Schedule 5.10(i):

            (a) The Land is, and at all times during operation of the Facility has been, fully licensed, permitted and authorized for the operation of the

        Facility under all Applicable Laws relating to the protection of the environment, the Land and the conduct of the Facility thereon (including, without limitation, all zoning restrictions and land use requirements).

            (b) The Land is usable for its current uses and can be used by Buyer after the Closing for such uses without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or, to the best of Members' knowledge, threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Buyer to use the Land for its current uses after the Closing Date (subject to Schedule 5.19).

            (c) Members and Company have made available to Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Land in the possession or control of Members or Company.

            (d) To the best of Stockholders' knowledge, no third parties have any rights to drill or explore for, collect, produce, mine, excavate, deliver or transport oil, gas, coal, or other minerals in, on, beneath, across, over, through, from or to any portion of the Land, other than as set forth in the Title Policy.

            (e) Neither Company, Members nor the Land now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment, other than as set forth on Schedule 5.19.

            (f) Other than pursuant to the Real Estate Lease, no third party has a present or future right to possession of all or any part of the Land.

            (g) No portion of the Land contains any areas that could be characterized as disturbed, undisturbed or man made wetlands or as "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or the Department of Natural Resources of the applicable state, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals.

            (h) There are no mechanic's liens affecting the Land and no work has been performed on the Land within 120 days of the date hereof for which a mechanic's lien could be filed.

            (i) To the best of Members' knowledge, there are no levied or pending special assessments affecting all or any part of the Land and none is threatened.

            (j) There are no pending or, to the best of Members' knowledge, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

        (ii) To the best of Members' knowledge, Company has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

    5.11  PERSONAL PROPERTY; NEW PROJECTS.  (i)  Attached as Schedule
    5.11(i) is a complete and accurate list and a complete description as of the date hereof of all personal property of Company including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business and including an indication as to which assets were formerly owned by business or personal affiliates of Company. All of the vehicles, machinery and other equipment of Company are in good working order and repair;

    (ii) Company has good title to, or a valid leasehold interest in, the properties and assets used by it shown on its balance sheet dated the Balance Sheet Date or acquired after the date thereof, whether or not located on the Land, including, without limitation, the items of personal property listed on Schedules 5.11(i), free and clear of all security interests, liens or other Adverse Claims, except for the Assumed Debt (including security interests related thereto), the personal property listed on Schedule 8.8 and the rights of owners of any leased assets;

   (iii) all leases set forth on Schedule 5.11(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Company, or, to the best of Members' knowledge, any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

    (iv) all fixed assets used by Company in the operation of the Business are either owned by Company or leased by Company under an agreement indicated on
Schedule 5.11(i). Company's combined fixed assets (together with the real property assets) constitute all of the real and personal property necessary for the operation of the Business both by Company and by Buyer immediately following the Closing and include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business both before and immediately after Closing; and

    (v) at the Closing, Company shall have good and marketable title to all personal property, subject to all listed debts and lease payments (including lease end buy-out payments) and the Assumed Debt.

5.12 CONTRACTS. Attached as Schedule 5.12 is a complete and accurate list as of the date hereof of all of the following types of contracts, commitments and other agreements to which Company is a party or by which Company or its properties are bound, which list shall include, at a minimum, the full names of each party to each agreement and the date of execution thereof: waste treatment and processing contracts, joint venture or partnership agreements, contracts or collective bargaining arrangements with any labor organizations, loan agreements, powers of attorney (each of which shall be cancelled at the Closing), indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, agreements for the employment of any individual, agreements under which Company has advanced or loaned any amount to one another or to Members or any employee, officer or director of Company, any guaranties by Company, any agreement concerning confidentiality or noncompetition and any other agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations or prospects of Company. None of the agreements listed on Schedule 5.12 have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any such agreements except as described in Schedule 5.12.
Company has complied with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in default thereunder and no notice of default has been received nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Members' knowledge, there is no default by any other party to any contract, commitment or other agreement attached as Schedule 5.12.

    5.13 INSURANCE POLICIES. Attached as Schedule 5.13 are complete and accurate copies as of the date hereof of all insurance policies carried by Company and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Company's insurance has never been cancelled and Company has never been denied coverage.

    5.14 OFFICERS AND EMPLOYEES; COMPENSATION. Attached as Schedule 5.14 is a complete and accurate list of all officers and employees of Company and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Except as set forth in Schedules 5.12 and 5.14 as to Linda Shaw, each employee of Company is an employee at will and there are no collective bargaining agreements affecting any employee of Company. There is no pending or, to the best of Members' knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years.

    5.15 EMPLOYEE PLANS. Except as set forth on Schedule 5.15, Company has no group health plans, employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Plans"), which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements). No such Plans have been terminated within the past three years.

    5.16 COMPLIANCE WITH ERISA. Neither Company, any Controlled Group Member (as defined in Code Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in

ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except as set forth on Schedule 5.15, Company does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. Further:

         (i) With respect to Plans which qualify as "group health plans" under
    Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company and Members have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company and Members or any of them, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company or Members, or any of them with respect to such group health plans.

         (ii) With respect to any Plan which qualifies as a group health plan, such plan is insured by third parties and all premiums have been paid on a timely basis and are paid in full as of the Closing Date or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of the Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against the Company in respect of claims already incurred and present.

    5.17  COMPLIANCE WITH LAW; NO CONFLICTS.

         (i) Except as disclosed in Schedule 5.19, Company has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company, the Business or the Land (the "Applicable Laws"), except to the extent that non-compliance would not have a material adverse effect on Company and neither Company nor Members have received any notice Company is under investigation or other form of review with respect to any Applicable Law; and

         (ii) the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

              (a) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Company;

              (b) conflict with, or result in a breach under any document, agreement or other instrument to which Company, or Members is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or Members pursuant to: (A) any law or regulation to which Company or Members, or any of their respective properties are subject, or (B) any judgment, order or decree to which Company or Members is bound or any of their respective properties are subject;

              (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Company; or

              (d) require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

    5.18 TAXES. Company has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and none shall exist as of the Closing Date. No notice of any claim for taxes, whether pending or threatened, has been received. Copies of: (i) all tax examinations; (ii) extensions of statutory limitations; and
(iii) the federal, state, local and other income tax returns and franchise tax returns of Company for its last three fiscal years are attached hereto as
Schedule 5.18. Company has a taxable year ended December 31. Company currently utilizes the cash method of accounting for income tax purposes and has not changed its method of accounting since its initial creation.

    5.19 LITIGATION. Except as set forth on Schedule 5.19, there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or, to the best of Members' knowledge, threatened against Company or Members, or otherwise relating to the business or affairs of Company, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by Company or Members; and no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.19 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

    5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Company is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

    5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any:

         (i) material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income and business or prospects of Company;

         (ii) damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, materially and adversely affects the properties (whether owned or leased) or business of Company;

         (iii) change in the membership interests of Company, any change in its equity ownership or any grant by it of any subscriptions, options, warrants, puts, calls, conversion rights or other commitments related to its equity interests;

         (iv) declaration or payment of any dividend or distribution in respect of the membership interests of Company or any direct or indirect redemption, purchase or other acquisition of any of the membership interests of Company;

         (v) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company to any of its officers, directors, employees, consultants or agents above those disclosed on Schedule 5.14;

         (vi)  work interruption, labor grievance or claim filed;

         (vii) sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of Company to any person not in the ordinary course of the business of Company, including, without limitation, all agreements with Members or with affiliates of Company;

         (viii) cancellation or agreement to cancel any indebtedness or other obligation owing to Company, including, without limitation, any indebtedness or other obligation of Members or with any affiliate of Company;

         (ix) plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (x) purchase or acquisition by any third party of, or any agreement, plan or other arrangement by any third party to purchase or acquire, any property, rights or assets of Company other than in the ordinary course of business;

         (xi)  waiver of any rights or claims of Company;

        (xii) breach, amendment or termination of any contract, license, permit or other agreement to which Company is a party other than in the ordinary course of business;

       (xiii) transaction by Company outside the ordinary course of its business;

        (xiv) amendment to the [Certificate of Formation] or Operating Agreement of Company;

         (xv) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Company; or

        (xvi) any action by Company, Members, or any employee, officer or agent of Company or Members committing to do any of the foregoing.

    5.22 BANK ACCOUNTS; DEPOSITORIES. Attached as Schedule 5.22 is a complete and accurate list as of the date of this Agreement, of:

       (i) the name of each financial institution in which Company has any account or safe deposit box;

      (ii) the names in which each account or box is held;

     (iii) the type of each account; and

      (iv) the name of each person authorized to draw on or have access to each account or box.

    5.23 HAZARDOUS MATERIALS. Environmental Laws means any applicable statute, code, enactment, or ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, decree, injunction, or other requirement having the force and effect of law, whether local, state or national relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials; (iii) the regulation of storage tanks; and
(iv) otherwise relating to pollution or protection of the environment. Hazardous Materials means any hazardous or toxic material, substance or waste designated as such under the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; and any comparable or similar state statute affecting the Business; any other applicable law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended. The definition of a Hazardous Materials as used herein, specifically excludes petroleum, as that term is defined under the Resource Conservation and Recovery Act of 1976 and CERCLA.

    Except as set forth on Schedules 5.23 or 5.10, Company is not in material violation of any Environmental Laws and Company has not received any notice of alleged violation of Environmental Laws from any governmental agency.

    No Hazardous Materials have been used, stored, manufactured or processed on the Land except as necessary to the conduct of Company's business and in compliance with all applicable laws.

    To the best of Company's knowledge, subject to Schedule 5.10, there has been no disposal release or threatened release of Hazardous Materials from or to the Land.

    No liens, with respect to environmental liability, have been imposed against Company or the Land under CERCLA, any comparable state statute affecting the Business or other Applicable Law.

    No portion of the Land is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Texas.

    Neither Company nor any Member has received a notice of potential responsibility or letter of inquiry from any private party or government agency for any off-site facility under CERCLA or state counterpart thereof. Set forth on Schedule 5.23 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Company.

    5.24 STORAGE TANKS. Except as set forth on Schedule 5.24, the Land does not contain any underground or above-ground storage tanks containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All above and below ground tanks currently in use on the Land are being used and maintained in accordance with all Applicable Laws.

    5.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Company nor Members have ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

    5.26 COMPLETE DISCLOSURE. This Agreement and the schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of Buyer or the employees or representatives of either of them, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Members, or, prior to Closing, Company, becomes aware of any fact or circumstance which would change a representation or warranty of Company or Members in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (i) such notification,
(ii) any pre-Closing investigation made by Buyer of Company, its properties, businesses or assets, or (iii) the Closing contemplated by this Agreement, shall relieve Members or Company of their obligations under this Agreement, including their representations and warranties made in this Section 5.

6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants that the statements contained in this Section 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6); and (iii) shall survive the Closing in accordance with Article 12 hereof.

    6.1 CORPORATE ORGANIZATION. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
Parent is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

    6.2 PARENT STOCK. The Parent Stock to be delivered to Members in connection with this Agreement, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable and will be registered and free from any lien, claim encumbrance or restriction on transfer other than restrictions imposed by the Act or the regulations promulgated thereunder. Buyer is not a party to any agreement creating rights in any person or entity with respect to such Parent Stock (other than this Agreement) or relating to the voting thereof.

    6.3 CORPORATE AUTHORITY. The officers of Parent executing this Agreement have the corporate authority to enter into and bind Parent to the terms of this Agreement and Parent has taken all necessary corporate action (including, without limitation, approval by its Board of Directors) to authorize the execution, delivery and, subject to receipt of required regulatory approvals, performance of this Agreement. All corporate action by Parent necessary to approve the transaction, including both director and (if required) shareholder approvals, has been taken.

    6.4 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof, including, without limitation, the provisions of Article 2, will not:

       (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Parent;

      (ii) conflict with, or result in a breach under any document, agreement or other instrument to which Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Parent pursuant to: (A) any law or regulation to which Parent, or its property is subject, or (B) any judgment, order or decree to which Parent is bound or its property is subject; or

     (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Parent.

    6.5 BINDING AGREEMENT. This Agreement is the binding and valid obligation of Parent, enforceable against it in accordance with its terms.

    6.6 SEC FILINGS AND FINANCIAL INFORMATION. Parent has timely made all filings required to be made by it with the SEC. None of such filings contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made.

    6.7 FINANCIAL INFORMATION. Parent has delivered to Company true copies of the following: (i) its filings under the Act; (ii) all reports on Form 8-K's for the past twelve months, if any; (iii) all exhibits filed with such forms or reports, if any. The foregoing filings and reports, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Since the date of filing of Parent's Form S-1, there has not been any material adverse change in the business, properties, financial condition or prospects of Parent.

    6.8 TAXATION. Parent has prepared and filed with the appropriate governmental agencies all federal, state and local tax returns required to be filed by it and has paid all taxes shown thereon to be payable or which have become due pursuant to any assessment, deficiency notice or similar notice received by it. Parent is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim therefor has been asserted against it.

7.  COVENANTS.

    7.1 ACCESS TO LAND AND RECORDS. Between the date of this Agreement and the Closing Date, Members will cause Company to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including, without limitation, for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), sites, books and records, including, without limitation, the Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of Company as

Buyer may from time to time reasonably request. Buyer agrees to repair all damage, if any, caused by Buyer's entry onto the Land prior to Closing. Members will cooperate, and will cause Company to cooperate, with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article 14 hereof.

    7.2 COMPANY ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Members will cause Company:

       (i) to carry on its business in substantially the same manner as it has heretofore and not to introduce any material new method of management, operation or accounting;

      (ii) to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

     (iii) to perform its obligations under agreements relating to or affecting its assets, properties or rights, including payment of debts as they become due;

      (iv) to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

       (v) to use reasonable efforts to maintain and preserve its business organization intact, retain employees and maintain relationships with suppliers, customers, consultants, independent contractors and others having business relations with Company;

      (vi) to maintain compliance with all Applicable Laws;

     (vii) to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

      (viii) to pay and provide salaries and commissions for all officers, directors, employees and agents at levels no higher than those disclosed on
    Schedule 5.14;

        (ix) to provide the interim financial statements required by Section 5.6; and

         (x) to provide all reasonable assistance to Buyer to provide for an orderly transfer of operating control of Company to Buyer.

    7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Members will cause Company not, without the prior written consent of Buyer:

       (i) to amend the [Certificate of Formation] or Operating Agreement of Company;

      (ii) to change the membership interests of Company or the equity ownership of Company or grant any options, warrants, puts, calls, conversion rights or commitments relating to the equity interests of Company;

     (iii) to declare or pay any dividend of Company or directly or indirectly purchase, redeem or otherwise acquire or retire for value or issue any membership interests of Company;

      (iv) to enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of an aggregate of $5,000;

       (v) to increase the compensation payable or to become payable to any officer, director, stockholder, employee, consultant or agent, or make any bonus or management fee payment to any such person;

      (vi) to create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

     (vii) to sell, assign, lease or otherwise transfer or dispose of any property or equipment;

    (viii) to negotiate to acquire any business or begin any new business or project;

      (ix) to merge or consolidate or agree to merge or consolidate with or into any other corporation;

       (x) to waive any of its rights or claims;

      (xi) to breach or permit a breach of, amend or terminate, any material agreement, or any permit, license or other agreement or right to which Company is a party;

     (xii) to enter into any other transaction outside the ordinary course of its business or otherwise prohibited hereunder;

    (xiii) to make any oral or written public announcement concerning this transaction except as may be required by law, all of which announcements, if any, shall be forwarded to Buyer for review and comment at least seven days prior to dissemination; or

     (xiv) to allow any other action or omission, or series of actions or omissions, by Company or Members that would cause a representation and warranty of Company and Members made in Section 5.21 of this Agreement to be untrue on the Closing Date.

    7.4 CONTACT WITH GOVERNMENT OFFICIALS. Company and Members shall each use their best efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Company, the Members or the Land, including, without limitation, environmental and land use agencies and officials in order to assist Buyer in completing its regulatory evaluation of Company and the Land.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MEMBERS. The obligations of Members and Company hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

    8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer or Parent on or before the Closing Date shall have been duly complied with and performed.

    8.2 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

    8.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Members's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

    8.4 NONCOMPETITION AGREEMENT. Buyer shall have executed and delivered at the Closing the Noncompetition Agreement with John E. Tuma and Roger Reynolds and their spouses (the "Noncompetition Agreement"), in form and substance satisfactory to Buyer and Members.

    8.5 TEXLINE NOTE. Buyer shall have paid the then outstanding principal balance (and accrued but unpaid interest) of the Texline and Houston Grain promissory notes on the Closing Date and agrees to pay the Assumed Debt as set forth in Section 2.3.

    8.6 NEW REAL ESTATE LEASE. Buyer and Reyncor Industrial Alcohol, Inc. shall have entered into a lease for the Land for a ten-year initial term, at a rental of $18,000 per month, with three separate 10-year renewals at the option of Buyer and containing such other terms as are acceptable to Buyer and Company (the "Real Estate Lease").

    8.7 ANCILLARY DOCUMENTS. On the Closing Date, Buyer shall have executed and delivered that certain Executive Employment Agreement with John E. Tuma, that certain Plan of Reorganization relating to Re-Claim Environmental, Inc.

    8.8 CERTAIN PERSONALTY. Notwithstanding other provisions hereof, the parties acknowledge that the personalty described in Schedule 8.8 hereto is owned by John E. Tuma, individually and used by the Company (some pursuant to leases and rental paid by Company to John E. Tuma). Parent agrees that all such personalty shall either be purchased by Company from Tuma at Closing, continue to be leased by Company (with Company assuming such lease and releasing Tuma from any liability or guaranty); all in accordance with
Schedule 8.8 hereto.

    8.9 RULE 144. Parent shall use its best efforts to cause all filings required with the SEC to be made of Parent's current public information so that Stockholders shall have available Rule 144 for the resale of the Parent Stock as soon as practicable under Rule 144. As soon as resales are possible under Rule 144, at the written request of Stockholders proposing to sell securities in compliance with Rule 144, Company shall (i) forthwith furnish to Stockholders a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, and (ii) timely file and make available to the public and Stockholders all such reports and other information as will enable Stockholders to make sales, subject to the express limitations of this Agreement, pursuant to Rule 144 beginning one year after the date of the acquisition of the Parent Stock.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT. The obligations of Parent hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

    9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Members and Company contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Members to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Company and Members agree that no limitation of any representation or warranty concerning the knowledge of Company or Members or any qualification of such representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of Members or Company is inaccurate as of the Closing Date.

    9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Members and Company on or before the Closing Date shall have been duly complied with and performed.

    9.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Buyer's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

    9.4 GENERAL RELEASE. Members shall have delivered to Parent an instrument dated the Closing Date releasing Company and Parent from any and all claims of Members against Company and Parent arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

    9.5 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Members shall have been obtained and made.

    9.6 RESIGNATIONS. Each officer and director of Company shall have delivered to Buyer their written resignation.

    9.7 GOOD STANDING CERTIFICATES. Members shall have delivered to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Company is in good standing in its state of incorporation.

    9.8 UPDATED AGREEMENTS. Members shall have delivered to Buyer a schedule (Schedule 9.8) dated the Closing Date, listing all material agreements entered into by Company since the date of Schedule 5.12, which new agreements must have been determined to be acceptable to Buyer in its sole discretion.

    9.9 NONCOMPETITION AGREEMENT. The Noncompetition Agreement shall have been executed and delivered by all parties thereto at the Closing.

    9.10 TERMINATION OF EXISTING LEASE. Company shall have terminated its currently existing lease for the Land without liability to Buyer.

    9.11 REAL ESTATE LEASE. Buyer and Company shall have entered into the Real Estate Lease.

    9.12 ASSIGNMENT OF MEMBERSHIP INTERESTS. Members shall have delivered to Buyer the Assignment of Membership Interests.

    9.13 ENVIRONMENTAL REVIEW. Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Company) of the Land and the environmental and land use practices, procedures, operations and activities of Company; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws governing the Land and the operations of Company, discloses no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real estate related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

    9.14 TRANSFERABILITY OF PERMITS. Buyer shall have determined, in its sole discretion, that prior to, or as a result of, this transaction, all of the permits required for the operation of the Business and the Facility have been transferred to Buyer (as a matter of law or otherwise) or can be transferred to Buyer without a public hearing before any governmental body and that all consents or other approvals necessary for Buyer's continued use of such permits after the Merger have been obtained.

    9.15 GENERAL. All actions taken by Members and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

10. ADDITIONAL COVENANTS.

    10.1 TAXES. (i) Members irrevocably agree to indemnify Buyer against, and to hold Buyer harmless from:

         (a) any and all federal, state, local, and other taxes of Company arising from the audit, examination, review or other adjustment of tax liabilities for periods ending on or prior to the Closing Date;

         (b) any and all taxes, interest, penalties, additions to tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

         (c) any and all federal, state, local, or other taxes of Buyer arising as the result of any payment by the Members to Buyer in fulfillment of his obligation pursuant to this Section 10.1(i).

    (ii) Members agree that they shall be responsible, at their sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1997 and ending on the Closing Date. Buyer agrees to cooperate with Members in the preparation of such returns. Members further agree that they shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Members agree to allow Buyer 20 business days to review and approve such returns, approval of which will not unreasonably be withheld.

    10.2 POST CLOSING BALANCE SHEET. On the date which is 60 days after the Closing Date (the "Adjustment Date") the parties shall adjust the Purchase Price in accordance with Section 2.4 based on a balance sheet of Company for the period ending on the close of business on the Closing Date, prepared by Parent's regular independent accountant in accordance with GAAP and delivered to Parent and Members, together with the supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven days prior to the Adjustment Date. No accounts receivable shall be written off in whole or in part in connection with preparing such balance sheet. Any dispute between the parties as to this Section 10.2 shall be resolved in accordance with the procedure set forth in Section 2.4.

    10.3 CLOSING DATE ACTIONS. Buyer and Members mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

    10.4 TRADE PAYABLES. Parent agrees to pay all of the trade payables of Company existing on the Closing Date within 30 days after Closing.

    10.5 RELEASE OF PERSONAL GUARANTIES. Parent agrees to use its reasonable efforts to have each of the Members released from any personal guaranties and lease obligations entered into by such Member in connection with a Company debt or lease that is not being paid off within 60 days after the Closing Date. Parent shall indemnify, defend and hold harmless Members for any loss or other matter suffered as a result of such personal guaranties prior to release. If Parent cannot obtain a release with 60 days, Parent will pay off the underlying obligation in full.

    10.6 HAZARDOUS MATERIALS EXPANSION. All parties hereto acknowledge that Company intends to expand its business to implement a hazardous waste recycling program and make necessary improvements to the plant and equipment of Company to accommodate the handling and processing of hazardous materials, including, without limitation, necessary improvements to the tank farm, additional tanks, improvements to the containment area foundation, driveways to be paved with concrete and guttered and implement necessary safety programs and equipment upgrades, adding additional personnel as necessary, additional monitoring equipment and upgrade laboratory equipment (the "Hazardous Program"). Buyer agrees to do all things necessary in its reasonable business judgment to implement the Hazardous Program and Buyer shall contribute capital to Company necessary in its reasonable business judgment to fully implement the Hazardous Program, the cost of which shall be treated in the same manner as similar costs are treated by Parent as to its other subsidiaries, in accordance with good accounting practices.

    10.7 TUMA PERSONAL PROPERTY. On the Closing Date, Buyer shall purchase from John E. Tuma, certain personal property personally owned by John E. Tuma for the amounts, in cash, set forth on Schedule 8.8 attached hereto. The parties acknowledge that such purchase price amounts are intended to approximate the book cost or, in the case of the white trailer house, the amount owing on the purchase debt. In the event any such equipment listed on said Schedule 8.8 is being leased in the name of John E. Tuma, Company agrees to either pay off such lease, or have such lease modified so that John E. Tuma will no longer have any personal liability with regard to such leases or equipment, whatsoever, in accordance with Section 10.5 hereof.

    10.8 FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Members, also without further consideration, agree to cooperate with Buyer and to use his reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Members acknowledge and agree that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company; provided that all such material shall be made available to Members for their preparation of tax returns, audits and other matters.

    10.9 TRANSITION. Members will not take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with Buyer after the Closing that it maintained with Company before the Closing. Members will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Members agree that for a period of 90 days following the Closing Date, Members will assist Buyer, at Buyer's request and expense, with the orderly transition of the operations of Company from Members to Buyer (including, without limitation, recommendations, advice and interaction with customers and potential customers of Company, and governmental agencies).

    10.10 SURVIVAL. The covenants in this Article 10 shall survive the Closing in accordance with Article 12 hereof.

11.  FEDERAL SECURITIES ACT RESTRICTIONS ON STOCK.

    11.1 REGISTERED STOCK. Parent covenants, represents and warrants to Members and Members acknowledge that all of the shares of Parent Stock to be delivered to Members pursuant to this Agreement will be registered under the Act prior to delivery to Members.

    11.2  GENERAL LEGEND.  All Parent Stock shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS
    OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.

    11.3 COMPLIANCE WITH LAW. Members covenant, warrant and represent that none of the shares of Parent Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder.

12. INDEMNIFICATION.

    12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing for a period of five year from the Closing Date; provided, however, the representations set forth in Sections 5.6, 5.7, 5.8, 5.18 and 6.2 (concerning ownership, financial statements and taxes) shall survive until the expiration of the applicable statute of limitations (in each case, the "Expiration Date").

    12.2 LIMITATION ON LIABILITY. Any claims to be made under this Agreement, including, without limitation, the indemnification obligations set forth in this Agreement shall apply only after the aggregate amount of such obligations exceed $25,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $25,000. In addition, the aggregate liability of Members shall not exceed the Purchase Price set forth in Article 2 hereof.

    12.3 INDEMNIFICATION BY MEMBERS. Members agree that they will, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, Buyer, Company and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement until the Expiration
Date from and against all liabilities claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and reasonable expenses, and reasonable expenses of investigation) ("Claims") whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or Members (including, without limitation, those relating to the environmental condition of the Land and Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Members made in this Agreement; (c) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Company made in this Agreement and to be performed on or before the Closing Date; (d) the existence of liabilities of Company in excess of the liabilities represented by Members and Company consistent with Sections 2.4 and 10.2; (e) all real estate taxes related to the Land for years prior; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (e) of this Section 12.3 had been satisfied.

    12.4 INDEMNIFICATION BY PARENT. Parent agrees that it will indemnify, defend, protect and hold harmless Members, their respective heirs, executors, assigns and personal representatives, at all times from and after the date of this

Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and reasonable expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent arising out of occurrences after the date hereof, incurred as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; (iii) the operation of Company after the Closing Date (other than stockholder indemnification matters set forth herein); and (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 12.4 had been satisfied.

    12.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified
    Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified
    Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, to the extent covered by Sections 12.3 and 12.4, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves principally non-monetary damages and does not seek as a primary focus an injunction or temporary or permanent restraining order or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party
    Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

         (d) In the event or to the extent that any of the conditions set forth in Section 12.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including reasonable attorneys' fees and reasonable expenses) and
    (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 12; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim. The Indemnifying Party may retain separate co-counsel at its sole cost and participate in the defense of the Third Party Claim, but shall not be entitled to direct the course of such defense. In such instance, the Indemnified Party shall not agree to a settlement of the defense without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying
    Party refuses to consent to a settlement and the resulting judgment or later settlement exceeds the previously proposed settlement, then the Indemnifying Party will be responsible for the entire excess amount of the judgment or settlement without reference to any limitation on indemnity set forth in this Agreement.

13. TERMINATION OF AGREEMENT.

    13.1 TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Members or Company in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

    13.2 TERMINATION BY MEMBERS. Members may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

    13.3 TERMINATION. Either party may terminate this Agreement by written notice to the other if the Closing has not occurred by October 31, 1997.

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

    14.1 NONDISCLOSURE BY MEMBERS. Members recognize and acknowledge that they have in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Members agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Parent unless such information becomes known to the public generally through no fault of Members. In the case of a disclosure required by Applicable Laws or other legal process, Members shall make no disclosure without prior written notice to Parent. In the event of a breach or threatened breach by Members of the provisions of this Section, Parent shall be entitled to an injunction restraining Members from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing.

    14.2 NONDISCLOSURE BY PARENT. Parent recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Company and Members, such as lists of customers, operational policies, financial information and pricing and cost policies that are valuable, special and unique assets of Company and Members and its businesses. Parent agrees that, except as may be required by Applicable Laws or other legal process, it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever (prior to the Closing Date as to Company information) without Members's prior written consent. In the case of a disclosure required by Applicable Laws or other legal process, Parent shall make no disclosure without prior written notice to Members. In the event of a breach or threatened breach by Parent of the provisions of this Section, Members shall be entitled to an injunction restraining Parent from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Members from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing or the termination of this Agreement without a Closing having occurred.

15. GENERAL.

    15.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights and obligations of the parties hereunder may not be assigned (except by operation of law, by will, succession or probate) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Members. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto. For the first five years after the Closing Date, Parent agrees not to sell, assign or otherwise transfer any of its interests in the Company or the Business without the prior written consent of Members unless Parent remains fully obligated under its obligations set forth in this Agreement, documented by an instrument reasonably satisfactory to Members.

    15.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

    15.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    15.4 NO BROKERS. Company and Members represent and warrant to Buyer and Buyer represents to Members and Company that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction; provided that Shareholders have agreed to and shall pay a commission to Russell Reichert. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

    15.5 EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants (including, without limitation, any cost of the audit of Company currently being performed by Arthur Andersen above $10,000) and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Company will pay the fees, expenses and disbursements of Members and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Members and Company under this Agreement. All such fees, expenses and disbursements of Members and Company shall be paid by Company prior to the Closing so as not to become an obligation of Buyer or shall be included as a current liability for purposes of the calculation of Actual Net Working Capital set forth in
Section 2.4. Members represents and warrants to Buyer that Members has relied on his own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

    15.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

          (a)  If to Buyer, addressed to it at:

               411 N. Sam Houston Parkway East
               Houston, TX 77060
               ATTN:  W. Gregory Orr

               with a copy to:

               U S Liquids Inc.
               411 N. Sam Houston Parkway East
               Houston, TX 77060
               ATTN:  David Turkal

               and a copy to:

               Elaine A. Chotlos, Esq.
               Baker & Hostetler LLP
               3200 National City Center
               1900 E. 9th Street
               Cleveland, OH 44114-3485

          (b)  If to Members, addressed to them at:

               c/o John E. Tuma
               13511 Lindsay Avenue
               Cypress, TX 77429

               with a copy to:

               Reyncor Industrial Alcohol, Inc.
               1300 Post Oak Blvd.
               Suite 700
               Houston, TX 77056

               and a copy to:

               Warren A. Hoffman, Esq.
               Dow, Cogburn & Friedman, P.C.
               9 Greenway Plaza

               Suite 2300
               Houston, TX 77046

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

    15.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

    15.8 APPOINTMENT OF AGENT. Members agree to maintain an agent in the State of Texas to accept and acknowledge service of process. Each Member initially hereby appoints John E. Tuma, 13511 Lindsay, Cypress, Texas 77429, and Roger Reynolds, 1300 Post Oak Blvd., Suite 770, Houston, Texas 77056, jointly, as such agent and agrees to notify Buyer in the manner set forth in
Section 15.6 of any change in agent. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 15.7 for such party or to any other address provided to Parent in accordance with Section
15.6 and as set forth, in the manner prescribed in such Section.

    15.9 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

15.10  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

15.11 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

15.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

     15.14 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Members will not directly or indirectly solicit offers for any equity interests of Company or the assets of Company or a merger or consolidation involving Company from, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Company by merger, consolidation or other combination or acquiring any of Company's assets; nor will they permit Company to do any of the foregoing.

     15.15 PERIODIC REPORTS. Parent agrees to deliver to Members copies of the periodic financial statements and reports that are produced by Company in the normal course of its business.

     15.16 THIRD PARTY BENEFICIARY. Parent agrees that Texline Gas Company shall be a third party beneficiary to this Agreement for purposes of Section 2.5

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       U S LIQUIDS INC.


                                       By:  /s/ W. Gregory Orr
                                          -------------------------------------
                                       Its: President
                                           ------------------------------------

                                       RE-CLAIM ENVIRONMENTAL LOUISIANA LLC
                                       (EIN:             )
                                             ------------


                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------


                                       /s/ John E. Tuma
                                       ----------------------------------------
                                       John E. Tuma
                                       (SSN:  ###-##-####)

                                       REYNCOR INDUSTRIAL ALCOHOL, INC.
                                       (EIN:  72-1241895)


                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------

                               LIST OF SCHEDULES

Exhibit A               --   Legal Description of the Land

Exhibit B               --   Legal Description of Additional Land

Exhibit C               --   Estimated Net Working Capital

Schedule 2.3            --   Assumed Debt

Schedule 5.1(i)         --   Certificate of Formation and
                             Operating Agreement of Company

Schedule 5.4            --   Predecessor Entities; Trade Names

Schedule 5.6            --   Financial Statements

Schedule 5.7            --   Non-Balance Sheet Liabilities

Schedule 5.8            --   Accounts Receivable

Schedule 5.9(i)         --   Proprietary Rights

Schedule 5.10(i)        --   Real Property Disclosure

Schedule 5.11(i)        --   Personal Property of Company

Schedule 5.12           --   Contracts

Schedule 5.13           --   Insurance Policies

Schedule 5.14           --   Employees

Schedule 5.15           --   Employee Plans

Schedule 5.18           --   Tax Returns of Company

Schedule 5.19           --   Litigation

Schedule 5.22           --   Bank Accounts

Schedule 5.23           --   Hazardous Materials; List of Disposal
                             Sites

Schedule 5.24           --   Storage Tanks

Schedule 8.8            --   Tuma Property

Schedule 9.9            --   Updated Agreements

                                    ANNEX I

           TO THAT CERTAIN PURCHASE OF MEMBERSHIP INTERESTS AGREEMENT
                                     Among
                                U S LIQUIDS INC.
                                      and
                          RE-CLAIM ENVIRONMENTAL, INC.
                                      and
                 JOHN TUMA and REYNCOR INDUSTRIAL ALCOHOL, INC.

                        DATED AS OF September 30, 1997.


                             MEMBERSHIP             ALLOCATION
SHAREHOLDERS              INTERESTS OWNED        OF CONSIDERATION

John E. Tuma                    40%              See Attached

Reyncor Industrial              60%              See Attached
 Alcohol, Inc.